Exhibit 99.1

LIONS GATE REPORTS REVENUES OF $55 MILLION AND
NEGATIVE EBITDA OF $10 MILLION FOR FIRST QUARTER
OF FISCAL 2004

Financial Results In Line With Previous Management Guidance;
Company Projects Strong Second Quarter Ending September 30

MARINA DEL REY, CA, and VANCOUVER, BC, August 14, 2003 — Lions Gate Entertainment (AMEX and TSX: LGF), a diversified independent producer and distributor of motion picture, television and other filmed entertainment content, reported revenue of $54.9 million and EBITDA (earnings before interest, income taxes, amortization and minority interests) of negative $10.0 million for the three months ended June 30, 2003, consistent with the Company’s previous guidance in its July 1, 2003 conference call.

Revenue decreased by 41.7% compared to $94.2 million in the prior year’s quarter. EBITDA for the first quarter was negative $10.0 million compared to EBITDA of positive $7.3 million for the prior year’s quarter.

Net cash flows used in operating activities were $5.9 million compared to $3.3 million used in operating activities during the prior year’s quarter, an increase of $2.6 million. Net cash flows provided by financing activities were $8.5 million, an increase of $11.4 million compared to $2.9 million used in financing activities in the prior year’s quarter due to proceeds from Lions Gate’s successful follow-on offering of 16.2 million shares of common stock.

Lions Gate reported a net loss of $12.6 million for the quarter, or a loss of $0.28 per share, based on 46.9 million weighted average common shares outstanding (after giving effect to the Series A preferred share dividends and accretion on the Series A preferred shares), compared to net income of $2.7 million, or income of $0.04 per share, based on 43.2 million weighted average common shares outstanding (after giving effect to the Series A preferred share dividends and accretion on the Series A preferred shares), for the prior year’s quarter.

The Company noted that, as of June 30, its cash and borrowing capacity position exceeded $50 million in available bank capacity. Additionally, Lions Gate’s contracted backlog grew by 26% during the quarter from $47.3 million on March 31, 2003, to $59.5 million on June 30, 2003.

“As expected, our $20 million marketing spend on CONFIDENCE and HOUSE OF 1000 CORPSES without a commensurate theatrically-generated title created a soft quarter in comparison with the prior year’s results,” said Lions Gate Chief Executive Officer Jon Feltheimer. “Our financial results were also affected by product timing in our animation business, with no deliveries during the quarter. However, we expect a significant rebound in our second quarter with the home video releases of CONFIDENCE and HOUSE OF 1000 CORPSES leading a powerful video slate. Our theatrical, television, video and animation pipeline positions us for steady improvement in revenues, free cash flow, EBITDA and bottom line performance during the rest of fiscal 2004.”

Lions Gate will showcase a record eight films at the Toronto Film Festival in September, underscoring the excitement and diversity of a powerful, star-driven upcoming theatrical slate that kicks off with Eli Roth’s horror thriller CABIN FEVER, which opens nationwide on September 12, and the true crime drama WONDERLAND, which opens September 26 with an exciting ensemble cast including Val Kilmer, Lisa Kudrow, Kate Bosworth and Josh Lucas.

The fall slate also features the topical SHATTERED GLASS, produced by Tom Cruise and Paula Wagner and starring Hayden Christensen, the critically-acclaimed THE COOLER, which has already generated great buzz at the Sundance and Los Angeles Film Festivals and stars William H. Macy, Maria Bello and Alec Baldwin, and GIRL WITH A PEARL EARRING, an epic period piece starring the prestigious cast of Colin Firth, Tom Wilkinson and Scarlett Johannson opening for award season consideration.

During the first quarter, motion picture revenue was $43.1 million, a decrease of 38% compared to $69.5 million in the prior year’s quarter, which included MONSTER’S BALL video revenue of $26 million. Significant revenue contributors in the quarter were the theatrical releases of HOUSE OF 1000 CORPSES and CONFIDENCE, the video release of SECRETARY and international revenue from the sales of CONFIDENCE in foreign territories.

Television production revenue during the quarter was $9.7 million, a decrease of 21% from $12.2 million in the prior year’s quarter, due primarily to a decrease in deliveries of one-hour dramatic series and nonfiction programming. Lions Gate’s television operations are having an active summer, maintaining their strength in one-hour dramatic series for the cable networks, movies and miniseries and nonfiction programming. The Company’s new series 1-800-MISSING, starring ER’s Gloria Reuben, debuted to 3.3 million viewers, the highest-rated series premiere in Lifetime Network’s 19-year history. DEAD ZONE continued to garner critical acclaim in its second season on USA Networks and the romantic comedy LUCKY SEVEN was a ratings winner for ABC Family. These activities will be reflected in the second and subsequent quarters.

Lions Gate’s CineGroupe animation partner generated library revenues of $0.4 million while no new episodes were delivered in the quarter. The Company is still on track to deliver 67 half-hours of programming for fiscal 2004 from a variety of sources, including the provocative CG-driven series TRIPPING THE RIFT to be delivered to the Sci-Fi Channel in December, the Britney Spears live action series for ABC Family in the fall, additional episodes of WHAT’S WITH ANDY? and PIG CITY to be delivered to Teletoon as well as the release of the animated feature film PINOCCHIO 3000. In addition, CineGroupe is in development with Marvel Entertainment on the animated series BLADE for MTV, based on the blockbuster film franchise.

For the fiscal second quarter ending September 30, Lions Gate management is projecting approximately $80 million in revenue and a return to positive EBITDA. The Company noted that it intends to give further guidance for its full-year results in mid-October after finalizing its theatrical and video release slate for the fiscal year.

Lions Gate senior management will hold its analyst and investor conference call to discuss Fiscal 2004 first quarter results today, August 14, at 8:00 A.M. PDT/11:00 A.M. EDT. Interested parties may participate live by calling 1-888-428-4472 (1-612-288-0318 outside the U.S. and Canada). A full digital replay will be available from this afternoon through Friday, August 22, by dialing 1-800-475-6701 (1-320-365-3844 outside the U.S. and Canada) and using access code #694944.

Lions Gate is a leading, diversified independent producer and distributor of motion pictures, home entertainment, television programming, animation and video-on-demand content. The Lions Gate brand name is synonymous with original, cutting edge, quality entertainment in markets around the world.

www.lionsgatefilms.com

* * * * *

The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words “expects,” “is slated” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including risk factors set forth in the Company’s Form 10-K dated June 30, 2003, filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information, please contact:

Peter D. Wilkes
310-314-9515
pwilkes@lgecorp.com

LIONS GATE ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands of U.S. dollars, except share amounts)

	June 30, 2003	March 31, 2003

	(Unaudited)	(Note 2)
Assets
Cash and cash equivalents	$11,051	$7,440
Accounts receivable, net of reserve for video returns of $8,811 (March 31, 2003 — $11,364) and provision for doubtful accounts of $7,957 (March 31, 2003 — $7,677)	88,496	94,908
Investment in films and television programs	235,123	206,275
Property and equipment	34,193	32,390
Goodwill, net of accumulated amortization of $5,643	25,048	25,048
Other assets	19,042	19,135
Future income taxes	1,622	1,350

	$414,575	$386,546

Liabilities
Bank loans	$125,901	$130,921
Accounts payable and accrued liabilities	60,128	48,888
Accrued participations and residuals costs	27,971	26,158
Production loans	20,317	20,339
Long—term debt	61,683	54,379
Deferred revenue	34,953	22,116
Minority interests	8,732	9,028

	339,685	311,829

Commitments and Contingencies

Shareholders’ Equity
Preferred shares, 200,000,000 shares authorized, issued in series, including 1,000,000 Series A (3,790 and 11,830 shares issued and outstanding) and 10 Series B (10 and 10 shares issued and outstanding) (liquidation preference $9,665 and $30,167)	10,560	32,519
Common stock, no par value, 500,000,000 shares authorized, 59,432,977 and 43,231,921 shares issued and outstanding	187,895	157,675
Contributed surplus	4,259	—
Accumulated deficit	(121,129)	(107,942)
Cumulative translation adjustments	(6,695)	(7,535)

	74,890	74,717

	$414,575	$386,546

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands of U.S. dollars, except per share amounts)

	Three months ended	Three months ended
	June 30, 2003	June 30, 2002

Revenues	$54,938	$94,212

Expenses:
Direct operating	22,748	43,875
Distribution and marketing	34,818	35,968
General and administration	7,164	7,484
Amortization	1,480	1,338

Total expenses	66,210	88,665

Operating Income (Loss)	(11,272)	5,547

Other Expenses:
Interest on debt initially incurred for a term of more than one year	2,448	2,636
Minority interests	(1,062)	465

Total other expenses	1,386	3,101

Income (Loss) Before Equity Interests and Income Taxes	(12,658)	2,446
Other equity interests	(213)	394

Income (Loss) Before Income Taxes	(12,871)	2,840
Income taxes	(279)	(133)

Net Income (Loss)	(12,592)	2,707
Dividends on Series A preferred shares	(127)	(406)
Accretion on Series A preferred shares	(468)	(523)

Net Income (Loss) Available to Common Shareholders	$(13,187)	$1,778

Basic and Diluted Income (Loss) Per Common Share	$(0.28)	$0.04

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(All amounts in thousands of U.S. dollars, except share amounts)

			Series A		Series B
	Common Stock		Preferred Shares		Preferred Shares				Cumulative
							Contributed	Accumulated	Translation
	Number	Amount	Number	Amount	Number	Amount	Surplus	Deficit	Adjustments	Total

Balance at March 31, 2002	43,231,921	$157,675	11,830	$30,751	10	$—	$—	$(105,435)	$(7,597)	$75,394
Net loss available to common shareholders								(2,507)		(2,507)
Accretion of Series A preferred shares and amortization of issue costs			—	1,768						1,768
Foreign currency translation adjustments									62	62

Balance March 31, 2003	43,231,921	157,675	11,830	32,519	10	—	—	(107,942)	(7,535)	74,717
Issuance of common stock	16,201,056	30,220								30,220
Redemption of Series A preferred shares			(8,040)	(22,349)			4,259			(18,090)
Net loss available to common shareholders								(13,187)		(13,187)
Accretion of Series A preferred shares and amortization of issue costs			—	390						390
Foreign currency translation adjustments									840	840

Balance June 30, 2003	59,432,977	$187,895	3,790	$10,560	10	$—	$4,259	$(121,129)	$(6,695)	$74,890

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands of U.S. dollars)

	Three months ended	Three months ended
	June 30, 2003	June 30, 2002

Operating activities:
Net income (loss)	$(12,592)	$2,707
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Amortization of property and equipment	912	858
Write-off of projects in development	414	320
Amortization of pre-operating costs	154	160
Amortization of deferred financing costs	338	322
Amortization of films and television programs	22,218	43,476
Minority interests	(1,062)	465
Other equity interests	213	(394)
Changes in operating assets and liabilities:
Accounts receivable	8,455	(15,694)
Increase in investment in films and television programs	(48,289)	(50,010)
Other assets	(140)	(1,551)
Future income taxes	(419)	212
Accounts payable and accrued liabilities	9,966	4,569
Accrued participations and residuals costs	1,719	4,561
Deferred revenue	12,173	6,725

Net cash flows used in operating activities	(5,940)	(3,274)

Financing activities:
Issuance of common stock	30,219	—
Redemption of Series A preferred shares	(18,090)	—
Decrease in bank loans	(7,196)	(6,312)
Decrease in restricted cash	—	241
Increase (decrease) in production loans	(1,191)	3,491
Increase (decrease)in long-term debt	4,740	(358)

Net cash flows provided by (used in) financing activities	8,482	(2,938)

Investing activities:
Purchase of property and equipment	(127)	(844)

Net cash flows used in investing activities	(127)	(844)

Net change in cash and cash equivalents	2,415	(7,056)
Foreign exchange effect on cash	1,196	1,821
Cash and cash equivalents-beginning of period	7,440	6,641

Cash and cash equivalents-end of period	$11,051	$1,406

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED RECONCILIATION OF EBITDA TO NET INCOME (LOSS)
(All amounts in thousands of U.S. dollars)

	Three months ended	Three months ended
	June 30, 2003	June 30, 2002

EBITDA, as defined	$(10,005)	$7,279
Amortization	(1,480)	(1,338)
Interest	(2,448)	(2,636)
Minority interests	1,062	(465)
Income taxes	279	(133)

Net income (loss)	$(12,592)	$2,707